EXHIBIT 99.9

NEWS COPY                                                                                                INFORMATION CONTACT:
Kelly E. Wetzler
FOR IMMEDIATE RELEASE                                                                            (314) 746-2217

VIASYSTEMS ANNOUNCES NEW CHINA-BASED CREDIT FACILITY
AND REVIEW OF OTHER CAPITAL STRUCTURE OPPORTUNITIES

ST. LOUIS, SEPTEMBER 8, 2009 – Viasystems, Inc. today announced a new bank credit facility agreement in the Peoples’ Republic of China.  Through one of Viasystems’ PRC subsidiaries, the company and a branch of China Construction Bank have entered into a revolving credit facility of up to CNY200 million (approximately US$29.3 million).  Loans under the facility may be denominated in either CNY or USD at Viasystems’ discretion.

The new credit facility is secured by a mortgage on the company’s Guangzhou factory, is renewable annually, and contains restrictive covenants customary in such credit facilities in the PRC.  The agreement contains no covenants with respect to financial operating results.

In support of Viasystems’ continuing investments in printed circuit board technology capabilities and operating working capital in the company’s Guangzhou factory, Viasystems has requested an initial borrowing of US$10 million under the facility, which will bear interest at the LIBOR plus 0.5%.

According to CEO, David Sindelar, “Despite volatility of traditional credit markets during the past year or so, we have been closely monitoring recent changes in the lending environment in the PRC.  Those changes, combined with the untapped collateral value of our company’s production facilities in the PRC, created the perfect opportunity to capitalize on one of our largest PRC assets.  We are investigating similar opportunities for our other PRC factories.”

Viasystems’ CFO, Jerry Sax, added, “Our existing credit facility in Hong Kong was put in place during 2006 and matures in about eleven months.  Given today’s credit climate, we thought it prudent to act well ahead of its maturity date to begin setting in place the building blocks of our future credit structure.  We are extremely proud of the strong cash balance we have maintained through the recent market turmoil, and we view PRC revolving credit facilities as a good complement to our cash balance for future investment and liquidity needs.”

In connection with the new PRC credit facility, Viasystems provided notice to terminate its existing 2006 credit agreement in Hong Kong, including prepaying the remaining US$10 million term loan outstanding under the facility.

Sax noted, “The 2006 credit agreement prohibits us from entering PRC credit facilities, such as our new agreement with China Construction Bank and the other facilities we are investigating, so we have opted to terminate the 2006 agreement.  Termination of the 2006 credit agreement should also allow us to enjoy the potential benefits of previously prohibited changes to the structure of transactions between our global subsidiaries.”

In addition, Viasystems announced that it is exploring alternatives with respect to the refinancing of its outstanding $200 million in aggregate principal amount of its Senior Subordinated Notes due 2011. Viasystems noted, however, that the timing and structure of any refinancing transaction have not yet been finalized and would depend on market conditions, and that there can  be no assurance that any such transaction will occur or, if any such transaction does occur, that such transaction will be successful. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities that may be issued in, or as part of, any such refinancing. Any such securities have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from registration. No offer, solicitation or sale of any such securities will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon Viasystems' current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in Viasystems' filings with the Securities and Exchange Commission.

Viasystems, Inc. is a world-wide provider of complex multi-layer PCBs and electro-mechanical solutions.  The company’s 10,200 employees serve more than 125 customers in the automotive, telecommunications, computer and data communications, and industrial and instrumentation/medical/consumer markets.